Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-27285 and 333-124416) of Alabama National BanCorporation of our report dated June 27, 2007, relating to the financial statements of Alabama National BanCorporation Employee Capital Accumulation Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

June 27, 2007